EXHIBIT 99.1

FOR IMMEDIATE RELEASE
CHARMING SHOPPES, INC. REPORTS SECOND QUARTER RESULTS

●	Consolidated net sales were $499.2 million for the second quarter ended July 30, 2011, compared to $517.6 million for the prior year period;

●
Consolidated comparable store sales for the second quarter increased 1%, led by a 3% increase at Lane Bryant; e-commerce sales increased 17%, led by a 20% increase at lanebryant.com and a 23% increase at catherines.com;

●	Consolidated Adjusted EBITDA* for the second quarter improved by $8.2 million to $18.5 million, compared to consolidated Adjusted EBITDA* of $10.3 million for the second quarter of the prior year;

●	On a GAAP basis, net loss per diluted share was $(0.02) for the second quarter, compared to net loss per diluted share of $(0.07) for the second quarter of the prior year;

●
On a non-GAAP basis*, net loss per diluted share was $(0.01) for the second quarter, compared to net loss per diluted share of $(0.09) for the second quarter of the prior year.  Both periods’ results on a non-GAAP basis exclude restructuring and other charges; the prior year period also excludes a gain on repurchase of debt;

●	Cash increased to $227.4 million, with $47.0 million generated during the second quarter; Total liquidity is $374.2 million.

*(refer to GAAP to non-GAAP reconciliation below)

Bensalem, PA, September 1, 2011 – Charming Shoppes, Inc. (NASDAQ: CHRS), a leading multi-brand apparel retailer specializing in women's plus-size apparel, today reported sales and operating results for the three and six month periods ended July 30, 2011.

Commenting on the quarter, Anthony M. Romano, President and Chief Executive Officer of Charming Shoppes, Inc. said, “We are pleased with the progress of our initiatives which resulted in an 80% increase in Adjusted EBITDA to $18.5 million during the second quarter.  Each of our brands has improved year over year by providing more fashionable, trend-right assortments, coupled with disciplined inventory management, gross margin expansion and leveraging of operating expenses.

“Our Spring and Summer inventory assortments resonated more strongly with our customer, driving faster full price sell-throughs at higher gross margins across all brands.  We improved conversion rates, average unit retails and average dollar sales compared to the prior year.  We oversold our plan in May and June; however, July sales were negatively impacted by reduced levels of Summer clearance inventory.

“Our disciplined inventory management resulted in 5% lower inventory at cost on a comparable store basis at the end of the quarter as compared to a year ago, and has led to better inventory productivity.  Our business plans included significantly reduced levels of Summer clearance merchandise, which contributed to our gross margin improvement of 120 basis points.  As a result, traffic and transactions decreased, although somewhat more than we had planned.  Further, we experienced lower operating expenses in marketing, store operating and occupancy expenses, which drove leverage of 90 basis points.”

The Company continued to strengthen its balance sheet and generated $47.0 million in cash during the quarter, ending the period with total cash of $227.4 million.  The Company also renewed a $200 million senior secured revolving credit facility with a five-year maturity on more favorable terms.

Romano continued, “We have positioned ourselves to compete aggressively in this challenging macro-economic environment by continuing our disciplined inventory management, and with more focused marketing, including appropriate promotional pricing adjustments as our consumer dictates and as circumstances warrant.”

Second Quarter Consolidated Results

●
Consolidated net sales for the three months ended July 30, 2011 were $499.2 million, a decrease of 3.5% compared to $517.6 million for the three months ended July 31, 2010.  Net sales results included a 1% increase in comparable store sales and an increase in e-commerce sales, offset by the impact of operating 155 (or 7%) fewer stores than in the year-ago period.  E-commerce sales increased 17.0% to $35.6 million in the second quarter, compared to $30.5 million in the year-ago period, led by a 20% increase at lanebryant.com and a 23% increase at catherines.com.

●
Consolidated gross profit was $245.9 million in the quarter, compared to $249.1 million in the same quarter last year, related to a higher gross margin, which was more than offset by lower consolidated sales as a result of operating fewer stores than in the year-ago period. Gross margin benefitted from improved seasonal assortments and inventory management, resulting in fewer markdowns compared to the year-ago period and faster sell-throughs of Spring merchandise.  The consolidated gross margin increased by 120 basis points to 49.3% for the quarter ended July 30, 2011, compared to 48.1% for the quarter ended July 31, 2010.

●
Consolidated operating expenses, excluding restructuring and other charges, decreased by $13.9 million to $241.9 million or 48.5% of sales in the quarter, primarily attributable to the operation of fewer stores than in the year ago period and expense reductions at the Company’s Fashion Bug and Lane Bryant brands.  This compares to $255.8 million or 49.4% of sales in the same period last year (refer to GAAP to non-GAAP reconciliation below).  Selling, General and Administrative expenses decreased by $6.1 million and improved by 20 basis points as a percent of sales.  Additionally, Occupancy and Buying expenses decreased by $5.3 million and improved by 50 basis points as a percent of sales.

●
Consolidated Adjusted EBITDA for the quarter increased by 80% to $18.5 million or 3.7% of sales, with each of the Company’s brands contributing better performance.  This compares to $10.3 million or 2.0% of sales in the prior-year period (refer to GAAP to non-GAAP reconciliation below), reflecting an improvement of $8.2 million.

●
Consolidated income from operations, excluding restructuring and other charges, improved by $10.7 million or 210 basis points to $4.0 million or 0.8% of sales in the second quarter.  This compares to a consolidated loss from operations of $(6.7) million or 1.3% of sales for the prior-year period, which excluded restructuring and other charges and a gain on repurchase of debt (refer to GAAP to non-GAAP reconciliation below).

●
The tax provision continues to reflect the impact of a valuation allowance recorded against net deferred tax assets and primarily represents state and foreign income taxes payable, required deferred taxes, and changes in the liability for unrecognized tax benefits.

●
Net loss on a GAAP basis was $(1.9) million, 0.4% of sales, or $(0.02) per diluted share for the second quarter, compared to net loss on a GAAP basis of $(8.6) million, 1.7% of sales, or $(0.07) per diluted share in the second quarter of the prior year.

●
On a non-GAAP basis, net loss per diluted share was $(0.01) for the second quarter, compared to net loss per diluted share of $(0.09) in the second quarter of the prior year.  Both periods’ results on a non-GAAP basis exclude restructuring and other charges and a gain on repurchase of debt.  (Refer to GAAP to non-GAAP reconciliation below.)

●
The Company’s cash position for the quarter ended July 30, 2011 was $227.4 million, compared to $117.5 million for the period ended January 29, 2011. Total liquidity was $374.2 million, including $227.4 million in cash and $146.7 million of net availability under the Company’s committed and undrawn line of credit.

First Half Consolidated Results

●
Consolidated net sales for the six months ended July 30, 2011 were $1.004 billion, compared to $1.022 billion for the six months ended July 31, 2010.  Net sales results included a 1% increase in comparable store sales and an increase in e-commerce sales, offset by the impact of operating 155 (or 7%) fewer stores than in the year-ago period.  E-commerce sales increased 17% to $72.3 million in the first half, compared to $62.1 million in the year-ago period.

●
Consolidated gross profit increased by $5.5 million to $531.2 million in the first half, compared to $525.7 million in the same period last year, related to a 150 basis point increase in the gross margin.  The gross margin increased to 52.9% for the six months ended July 30, 2011, compared to 51.4% for the six months ended July 31, 2010.

●
Consolidated operating expenses, excluding restructuring and other charges/(credits) and gain from sale of office premises, improved by 140 basis points and decreased by $23.0 million to $501.0 million or 49.9% of sales for the six months, compared to $524.0 million or 51.3% of sales in the same period last year (refer to GAAP to non-GAAP reconciliation below).  Selling, General and Administrative expenses decreased by $10.1 million and improved by 40 basis points as a percent of sales.  Additionally, Occupancy and Buying expenses decreased by $8.1 million and improved by 50 basis points as a percent of sales.

●
Consolidated Adjusted EBITDA for the first half increased by 67% and was $59.1 million or 5.9% of sales, compared to $35.5 million or 3.5% of sales in the prior-year period (refer to GAAP to non-GAAP reconciliation below), reflecting a year over year improvement of $23.6 million.

●
Consolidated income from operations, excluding restructuring and other charges/(credits) and gain from sale of office premises, improved by $28.5 million to $30.2 million or 3.0% of sales in the first half.  This compares to consolidated income from operations of $1.7 million or 0.2% of sales for the prior-year period, which excluded restructuring and other charges/(credits) and a gain on repurchase of debt (refer to GAAP to non-GAAP reconciliation below).

●
The tax provision continues to reflect the impact of a valuation allowance recorded against net deferred tax assets, as well as the availability of net operating loss carry forwards, and primarily represents state and foreign income taxes payable, required deferred taxes and changes in the liability for unrecognized tax benefits.

●
Net income on a GAAP basis was $24.1 million, 2.4% of sales, or $0.20 per diluted share for the first half, compared to net loss on a GAAP basis of $(4.7) million, 0.5% of sales, or $(0.04) per diluted share in the first half of the prior year.

●
On a non-GAAP basis, net income per diluted share was $0.16 for the first half, compared to net loss per diluted share of $(0.04) in the first half of the prior year.  Both periods’ results on a non-GAAP basis exclude restructuring and other charges/(credits) and a gain on repurchase of debt.  The current period excludes the gain from the sale of the Company’s Hong Kong office premises.  (Refer to GAAP to non-GAAP reconciliation below.)

Commenting on the Company’s performance and liquidity, Eric M. Specter, Executive Vice President and Chief Financial Officer said, “Our liquidity remains at healthy levels, and we continue to be in a net cash position at the end of the period.  Year to date, we improved working capital and generated free cash flow. Our cash position increased by $109.9 million compared to the end of the prior fiscal year, primarily as a result of our improved operating results, strong inventory management, improved sell-throughs of our seasonal merchandise at each of our brands, and seasonal collections of accounts receivables from our direct-to-consumer food and gifts business.”

Specter added, “We continue to manage inventories tightly. Our comparable store inventories decreased by 5% on a cost basis at the end of the second quarter, with Spring inventories down low-to-mid teens.  As we enter the second half, our Fall inventory is down in both dollars and units, according to plan, and as compared to the year-ago period.  We will continue our disciplined inventory management as we enter the third quarter and have planned improved inventory turns as compared to the prior year.”

Sales results for the three and six month periods ended July 30, 2011 and July 31, 2010 were:

	For the Three Month Periods				For the Six Month Periods
($ in millions)	Net Sales Period Ended 7/30/11	Net Sales Period Ended 7/31/10	Total Net Sales Change	Comparable Store Sales Period Ended 7/30/11	Net Sales Period Ended 7/30/11	Net Sales Period Ended 7/31/10	Total Net Sales Change	Comparable Store Sales Period Ended 7/30/11
Lane Bryant(1)	$251.5	$249.2	+1%	+3%	$514.3	$495.3	+4%	+5%
Fashion Bug	161.4	182.8	-12%	-3%	311.4	348.7	-11%	-3%
Catherines	79.9	80.2	0%	+2%	157.7	160.3	-2%	0%
Direct-to-Consumer (primarily Figi’s)	6.4	5.4	+19%		20.2	18.1	+12%
Consolidated	$499.2	$517.6	-4%	+1%	$1,003.6	$1,022.4	-2%	+1%
(1) Includes Lane Bryant Outlet Stores.

Charming Shoppes, Inc. will host its second quarter earnings conference call today at 9:15 a.m. Eastern time.  To listen to the conference call, please dial 877-407-8293 approximately 10 minutes prior to the scheduled event.  The conference call will also be simulcast and rebroadcast at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-audioArchives.  The general public is invited to listen to the conference call via the webcast or the dial-in telephone number.

A transcript of prepared remarks for the conference call will be accessible at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-audioArchives following today’s conference call.

The conference call will be recorded on behalf of Charming Shoppes, Inc. and consists of copyrighted material.  It may not be re-recorded, reproduced, transmitted or rebroadcast, in whole or in part, without the Company's express written permission.  Accessing this call or the rebroadcast constitutes consent to these terms and conditions.  Participation in this call serves as consent to having any comments or statements made appear on any transcript, broadcast or rebroadcast of this call.

At July 30, 2011, Charming Shoppes, Inc. operated 1,953 retail stores in 48 states under the names LANE BRYANT®, CACIQUE®, LANE BRYANT OUTLET®, FASHION BUG®, FASHION BUG PLUS® and CATHERINES PLUS SIZES®.  The Company also operates the Figi's family of brands, including the holiday food and gifts catalog Figi's® Gifts in Good Taste®, the home and gifts catalog Figi's® Gallery and its wholesale unit Figi's Business Services, and Sonsi, an online marketplace featuring over 300 brands, and one of the largest online assortments for full figured women. During the six months ended July 30, 2011 the Company opened 3, relocated 6, and closed 114 stores.  The Company ended the period with 817 Lane Bryant and Lane Bryant Outlet stores, 684 Fashion Bug and Fashion Bug Plus stores and 452 Catherines stores, comprising approximately 12,549,000 square feet of leased space.  For more information about Charming Shoppes and its brands, please visit www.charmingshoppes.com, www.lanebryant.com, www.cacique.com, www.fashionbug.com, www.catherines.com, www.loop18.com, www.sonsi.com,  www.figis.com, and www.figisgallery.com.

Reconciliation of GAAP to Non-GAAP Financial Measures
Total Operating Expenses, on a non-GAAP basis
For the Three and Six Months Ended July 30, 2011 and July 31, 2010

( $ in millions)	3 Months Ended 7/30/11	3 Months Ended 7/31/10	6 Months Ended 7/30/11	6 Months Ended 7/31/10
Total operating expenses, on a GAAP basis	$242.4	$256.4	$495.7	$525.5
Gain from sale of office premises			(5.2)
Restructuring and other charges/(credits)	0.5	0.6	(0.1)	1.5
Total operating expenses excluding the above items	$241.9	$255.8	$501.0	$524.0
Results may not add due to rounding.

Reconciliation of GAAP to Non-GAAP Financial Measures
Income (loss) from Operations and Adjusted EBITDA, on a non-GAAP basis
For the Three and Six Months Ended July 30, 2011 and July 31, 2010

($ in millions)	3 Months Ended 7/30/11	3 Months Ended 7/31/10	6 Months Ended 7/30/11	6 Months Ended 7/31/10
Income (loss) from operations, on a GAAP basis	$3.5	$(7.3)	$35.6	$0.2
Restructuring and other charges/(credits)	0.5	0.6	(0.1)	1.5
(Gain) from sale of office premises			(5.2)
Income (loss) from operations, excluding the above items, on a non-GAAP basis	4.0	(6.7)	30.2	1.7
Depreciation and amortization	14.5	16.9	28.9	33.7
Adjusted EBITDA	$18.5	$10.3	$59.1	$35.5
Results may not add due to rounding.

Reconciliation of GAAP to Non-GAAP Financial Measures
Net income (loss) per diluted share, on a non-GAAP basis
For the Three and Six Months Ended July 30, 2011 and July 31, 2010

	3 Months Ended 7/30/11	3 Months Ended 7/31/10	6 Months Ended 7/30/11	6 Months Ended 7/31/10
Net income (loss) per diluted share, on a GAAP basis	$(0.02)	$(0.07)	$0.20	$(0.04)
Gain on repurchase of debt		(0.02)		(0.02)
Gain from sale of office premises			(0.04)
Restructuring and other charges/(credits)	0.00	0.01	0.00	0.01
Net income (loss) per diluted share, on a non-GAAP basis	$(0.01)	$(0.09)	$0.16	$(0.04)
Results may not add due to rounding.

*SEC REGULATION G -- Charming Shoppes, Inc. reports its financial results in accordance with generally accepted accounting principles (GAAP). However, management believes that non-GAAP performance measures, which exclude certain charges that the Company does not consider part of its ongoing operating results when assessing the performance of the Company, present the operating results of the Company on a basis consistent with those used in managing the Company's business, and provide users of the Company's financial information with a more meaningful report on the condition of the Company's business. We believe that Adjusted EBITDA, along with other measures, provides a useful pre-tax measure of our ongoing operating performance and our ability to meet debt service and capital requirements on a comparable basis excluding the impact of certain items and capital-related non-cash charges.  We use Adjusted EBITDA to monitor and evaluate the performance of our business operations and we believe that it enhances our investors’ ability to analyze trends in our business, compare our performance to other companies in our industry, and evaluate our ability to service our debt and capital needs.  In addition, we use Adjusted EBITDA as a component of our compensation programs.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

Safe Harbor Statement
This press release contains and the Company’s conference call may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the Company's operations, performance, and financial condition. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated. Such risks and uncertainties may include, but are not limited to: the failure to successfully execute our business plans could result in lower than planned sales and profitability, the failure to realize the benefits from the operation of our credit card program by our third-party provider, the impact of changes in laws and regulations governing credit cards could limit the availability of, or increase the cost of, credit to our customers,  the failure to enhance the Company's merchandise and marketing and accurately predict fashion trends, customer preferences and other fashion-related factors, the failure of growth in the women's plus apparel market, the failure to continue receiving financing at an affordable cost through the availability of credit we receive from our bankers, suppliers and their agents, the failure to effectively implement our planned store closing plans, the failure to continue receiving accurate and compliant e-commerce and third-party processing services,  the failure to achieve improvement in the Company's competitive position, the failure to maintain efficient and uninterrupted order-taking and fulfillment in our e-commerce and direct-to-consumer businesses, extreme or unseasonable weather conditions, economic downturns, escalation of energy and transportation costs, adverse changes in the costs or availability of fabrics and raw materials, a weakness in overall consumer demand, the failure to find suitable store locations, increases in wage rates, the ability to hire and train associates, trade and security restrictions and political or financial instability in countries where goods are manufactured, the failure of our vendors to deliver quality and timely shipments in compliance with applicable laws and regulations, the interruption of merchandise flow from the Company's centralized distribution facilities and third-party distribution providers, inadequate systems capacity, inability to protect trademarks or other intellectual property, competitive pressures, and the adverse effects of natural disasters, war, acts of terrorism or threats of either, or other armed conflict, on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:	Gayle M. Coolick
Vice President, Investor Relations
215-638-6955

CHARMING SHOPPES, INC.
(Unaudited)

			2nd Quarter			2nd Quarter
			Ended			Ended
	Percent		July 30,	Percent		July 31,	Percent
(in thousands, except per share amounts)	Change		2011	of Sales (a)		2010	of Sales (a)

Net sales	(3.5	) %	$499,202	100.0%		$517,564	100.0%

Cost of goods sold	(5.6)		253,296	50.7		268,441	51.9
Gross profit	(1.3)		245,906	49.3		249,123	48.1

Occupancy and buying	(5.7)		86,601	17.3		91,880	17.8
Selling, general, and administrative	(4.2)		140,847	28.2		146,979	28.4
Depreciation and amortization (b)	(14.5)		14,482	2.9		16,937	3.3
Restructuring and other charges (c)	(23.4)		474	0.1		619	0.1
Total operating expenses	(5.5)		242,404	48.6		256,415	49.5

Income/(loss) from operations	148.0		3,502	0.7		(7,292)	(1.4)

Other income	(75.8)		96	0.0		396	0.1
Gain on repurchase of debt	(100.0)		0	0.0		1,907	0.4
Non-cash interest expense	(5.7)		(1,732)	(0.3)		(1,837)	(0.4)
Interest expense	(4.1)		(2,166)	(0.4)		(2,259)	(0.4)

Loss from operations before income taxes	96.7		(300)	(0.1)		(9,085)	(1.8)
Income tax provision/(benefit)	(463.7)		1,611	0.3		(443)	(0.1)

Net loss	77.9%		$(1,911)	(0.4	) %	$(8,642)	(1.7	) %

Loss per share:
Basic and diluted:
Net loss			$(0.02)			$(0.07)
Weighted average shares outstanding			116,743			115,699

(a)    Results may not add due to rounding.

(b)    Excludes amortization of deferred financing fees which are included as a component of interest expense.

(c)    Fiscal 2011 restructuring costs primarily represent non-cash accelerated depreciation and cash severance costs related to the closure of under-performing stores identified for closure during the Fiscal 2010 Fourth Quarter.

Fiscal 2010 costs primarily related to lease termination charges for the closing of under-performing stores identified during the Fiscal 2009 Fourth Quarter and accretion charges on lease termination costs for facilities retained from the sale of our Crosstown Traders apparel catalog business.

CHARMING SHOPPES, INC.
(Unaudited)

			Six Months		Six Months
			Ended		Ended
	Percent		July 30,	Percent	July 31,	Percent
(in thousands, except per share amounts)	Change		2011	of Sales (a)	2010	of Sales (a)

Net sales	(1.8	) %	$1,003,555	100.0%	$1,022,369	100.0%

Cost of goods sold	(4.9)		472,328	47.1	496,657	48.6
Gross profit	1.0		531,227	52.9	525,712	51.4

Occupancy and buying	(4.4)		176,012	17.5	184,104	18.0
Selling, general, and administrative	(3.3)		296,094	29.5	306,152	29.9
Depreciation and amortization (b)	(14.4)		28,890	2.9	33,748	3.3
Gain on sale of office premises (c)	n/a		(5,185)	(0.5)	0	0.0
Restructuring and other charges/(credits) (d)	(109.2)		(139)	0.0	1,508	0.1
Total operating expenses	(5.7)		495,672	49.4	525,512	51.4

Income from operations	n/a		35,555	3.5	200	0.0

Other income	(55.6)		237	0.0	534	0.1
Gain on repurchase of debt	(100.0)		0	0.0	1,907	0.2
Non-cash interest expense	(13.6)		(3,432)	(0.3)	(3,974)	(0.4)
Interest expense	(7.7)		(4,242)	(0.4)	(4,596)	(0.4)

Income/(loss) from operations before income taxes	574.2		28,118	2.8	(5,929)	(0.6)
Income tax provision/(benefit)	(437.6)		3,991	0.4	(1,182)	(0.1)

Net income/(loss)	608.3%		$24,127	2.4%	$(4,747)	(0.5	) %

Income/(loss) per share:
Basic:
Net income/(loss)			$0.21		$(0.04)
Weighted average shares outstanding			116,459		115,851

Diluted:
Net income/(loss)			$0.20		$(0.04)
Weighted average shares outstanding			117,803		115,851

(a)    Results may not add due to rounding.

(b)    Excludes amortization of deferred financing fees which are included as a component of interest expense.

(c)    During the Fiscal 2011 First Quarter we completed the sale of our international sourcing operations office premises and recognized a gain of $5,185.  Our international sourcing operations now utilize leased space in Hong Kong.

(d)    Fiscal 2011 restructuring costs primarily represent non-cash accelerated depreciation and cash severance costs offset by adjustments to store-related deferred allowances related to the closure of under-performing stores identified for closure during the Fiscal 2010 Fourth Quarter, along with the the settlement of a minor lease obligation for facilities retained in connection with the sale of our Crosstown Traders apparel catalog business.

Fiscal 2010 costs primarily related to lease termination charges for the closing of under-performing stores identified during the Fiscal 2009 Fourth Quarter and accretion charges on lease termination costs for facilities retained from the sale of our Crosstown Traders apparel catalog business.

CHARMING SHOPPES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	July 30,	January 29,
(In thousands, except share amounts)	2011	2011
	(Unaudited)

ASSETS
Current assets
Cash and cash equivalents	$227,436	$117,482
Accounts receivable, net of allowances of $2,326 and $5,667	5,395	36,568
Merchandise inventories	271,862	282,248
Deferred taxes	3,153	3,153
Prepayments and other	95,839	98,458
Total current assets	603,685	537,909

Property, equipment, and leasehold improvements – at cost	1,009,497	1,028,843
Less accumulated depreciation and amortization	772,312	772,895
Net property, equipment, and leasehold improvements	237,185	255,948

Trademarks, tradenames, and internet domain names	187,132	187,132
Goodwill	23,436	23,436
Other assets	18,659	18,233
Total assets	$1,070,097	$1,022,658

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$136,222	$107,882
Accrued expenses	142,318	142,002
Current portion – long-term debt	10,826	11,449
Total current liabilities	289,366	261,333

Deferred taxes	53,237	51,466
Other non-current liabilities	155,291	167,089
Long-term debt, net of debt discount of $21,247 and $24,679	132,056	128,350

Stockholders’ equity
Common Stock $.10 par value:
Authorized – 300,000,000 shares
Issued – 155,087,788 shares and 154,185,373 shares	15,509	15,419
Additional paid-in capital	510,174	508,664
Treasury stock at cost – 38,617,180 shares	(348,400)	(348,400)
Retained earnings	262,864	238,737
Total stockholders’ equity	440,147	414,420
Total liabilities and stockholders’ equity	$1,070,097	$1,022,658

CHARMING SHOPPES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twenty-six Weeks Ended
	July 30,	July 31,
(In thousands)	2011	2010

Operating activities
Net income/(loss)	$24,127	$(4,747)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities
Depreciation and amortization	29,991	34,696
Stock-based compensation	2,387	2,010
Accretion of discount on 1.125% Senior Convertible Notes	3,432	3,974
Deferred income taxes	1,771	(918)
Gain on repurchases of 1.125% Senior Convertible Notes	0	(1,907)
Write-down of capital assets due to restructuring	822	0
Net (gain)/loss from disposition of capital assets	(4,849)	534
Changes in operating assets and liabilities
Accounts receivable, net	31,173	28,886
Merchandise inventories	10,386	(21,931)
Accounts payable	28,340	33,182
Prepayments and other	2,619	30,916
Accrued expenses and other	(7,010)	(22,653)
Net cash provided by operating activities	123,189	82,042

Investing activities
Investment in capital assets	(14,596)	(16,584)
Proceeds from sales of capital assets	7,537	0
Proceeds from sales of securities	0	200
Increase in other assets	(345)	(954)
Net cash used by investing activities	(7,404)	(17,338)

Financing activities
Repayments of long-term borrowings	(3,232)	(3,100)
Repurchases of 1.125% Senior Convertible Notes	0	(38,260)
Payment of deferred financing costs	(1,812)	0
Issuance of common stock under employee stock plans, net of amounts withheld for payroll taxes	(787)	131
Net cash used by financing activities	(5,831)	(41,229)

Increase in cash and cash equivalents	109,954	23,475
Cash and cash equivalents, beginning of period	117,482	186,580
Cash and cash equivalents, end of period	$227,436	$210,055

Non-cash financing and investing activities
Assets acquired through capital leases	$2,883	$0